SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 28, 2009

WINDTAMER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

000-53510	16-1610794
(Commission File Number)	(IRS Employer Identification No.)

6053 Ely Avenue, Livonia, New York	14487
(Address of Principal Executive Offices)	(Zip Code)

(585) 346-6442
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On December 28, 2009, WindTamer Corporation (the “Company”) appointed Adeeb Saba as Vice President of Operations.  Mr. Saba, age 42, will report to the Company's President, William A. Schmitz.

In connection with this appointment, the Company entered into an Employment Agreement with Mr. Saba dated December 28, 2009 (the “Employment Agreement.”), and a Stock Option Award Agreement dated December 28, 2009 (the "Stock Option Award Agreement").  A copy of the Employment Agreement, and the form of the Stock Option Award Agreement are filed herewith as Exhibits 10.1, and 10.2 respectively, and are incorporated herein by reference.

The Employment Agreement provides for an initial three year employment term, which term automatically renews for successive one year terms unless terminated by Mr. Saba or the Company at least sixty days prior to the end of the term or any subsequent renewal term.  Mr. Saba’ base compensation will be $175,000. In addition to his base salary, Mr. Saba shall be entitled to receive bonus payments as follows: four percent (4%) of all sales of the Company up to $2.5 million and one percent (1%) of all sales of the Company between $2.5 million and $10 million recorded during calendar year 2010. Such bonus payments are payable on a quarterly basis and will be carried over to the next calendar quarter to the extent such payments exceed $43,750 in a given quarter. Under the terms of the Employment Agreement and Stock Option Award Agreement, Mr. Saba was also granted stock options to purchase 400,000 shares of the Company's common stock under the Company's 2008 Equity Incentive Plan, which shall vest 200,000 shares on the first anniversary of his start date, 100,000 on the second anniversary of his start date and 100,000 on the third anniversary of his start date, at an exercise price set at $0.60 per share, equal to the last trading price of the Company's common stock on the OTCBB on December 28, 2009.

Mr. Saba is subject to a non-competition covenant during the term of his employment and for a period of one (1) year thereafter. Upon termination of Mr. Saba's employment for any reason, he is entitled to receive all unpaid salary, earned bonuses, vacation and other accrued benefits through the date of termination. If Mr. Saba' employment is terminated without “Good Cause,” as defined in the Employment Agreement, he is also entitled to severance payments in an amount equal to the annual salary at the rate in effect as of the date of termination for the remainder of the term but not less than two times his annual salary, and payment of health insurance premiums for himself and his family for twelve months immediately after termination.

The above description is a summary only and is qualified in its entirety by reference to Exhibits 10.1, and 10.2 filed herewith.

There is no arrangement or understanding between Mr. Saba and any other person, pursuant to which Mr. Saba is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Saba and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Saba is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Saba had been previously employed as Vice President of Manufacturing at Ultralife Corporation (formerly known as Ultralife Batteries Inc., "Ultralife"), where he was responsible for all rechargeable, non-rechargeable and communications systems operations. Mr. Saba joined Ultralife in 2003 and, in addition to Vice President of Manufacturing has served as Vice President of Engineering – Government of Defense Group, and Director of Technology. Before this, Mr. Saba served for Titmus Corporation from 1997 to 2002 as a Engineering Manager for New Product Development and for the Development Group, and for Bausch & Lomb from 1991 to 1996 where he participated in the commercialization of dozens of new Ray-Ban sunglasses. Mr. Saba has a B.S. in Manufacturing Engineering Technology from Rochester Institute of Technology.

A copy of the press release announcing the appointment of Mr. Saba as Vice President of Operations of the Company is attached hereto as Exhibit 99.1.

With the exception of the Employment Agreement, and the Stock Option Award Agreement described above, there is no material plan, contract or arrangement to which Mr. Saba is a party, or in which he participates, nor has there been any material amendment to any plan, contract or arrangement, by virtue of his appointment as Vice President of Operations.

Item 9.01

(d)           Exhibits

Exhibit Number	Description

10.1	Employment Agreement between WindTamer Corporation and Adeeb Saba, dated as of December 28, 2009.

10.2
Form of WindTamer Corporation Stock Option Award Agreement with employees/consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Registration Statement on Form S-1 of WindTamer Corporation dated July 16, 2009 (File No. 333-157304)).

99.1	Press Release issued December 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDTAMER CORPORATION

Date:  December 29, 2009                                                    /s/ Gerald E. Brock_____________
Name: Gerald E. Brock
Title:   Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between WindTamer Corporation and Adeeb Saba, dated as of December 28, 2009.

10.2
Form of WindTamer Corporation Stock Option Award Agreement with employees/consultants under 2008 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to the Registration Statement on Form S-1 of WindTamer Corporation dated July 16, 2009 (File No. 333-157304)).

99.1	Press Release issued December 29, 2009.